The Swiss Helvetia Fund, Inc.

	SECRETARY'S CERTIFICATE



The undersigned hereby certifies that she is the Assistant
Secretary of The Swiss Helevetia Fund (the "Fund");
that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 5th day of December, 2016 and that said resolutions are in full force and effect:


  RESOLVED, that it is the determination of the Board of Directors (the "Board") of
  The Swiss Helvetia Fund, Inc. (the "Fund") that the Fidelity Bond (the "Bond") issued by Federal
  Insurance Company (Chubb) effective December 31, 2016
  through December 31, 2017 in the amount of $750,000 is reasonable and is in the best interests of the Fund;
  and be it further

  RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized and directed to prepare, execute and file such supplements to the Bond and to pay all premiums and make such filings as may be necessary to maintain or increase the current amount of fidelity bond coverage in accordance with the Investment Company
  Act of 1940, as amended, (the "Act"), and the rules thereunder; and be it further

  RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized and directed to make the filings and provide the notices required by Rule 17g-1(g) under the Act.




Dated this 29th day of December, 2016



/s/ Angel Lanier
--------------------------
Angel Lanier

Assistant Secretary